May 1, 2012 Burlington, NC 2012 Annual Meeting of Stockholders

2 This slide presentation contains forward-looking statements which are subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect the Company’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2011, and subsequent SEC filings. Forward Looking Statement

Introduction Leading National Lab Provider • Fastest growing national lab • $55 billion market • Clinical, Anatomic and Genomic Testing • Serving clients in all 50 states and Canada • Foremost worldwide clinical trials testing business 3

Mission Statement Five Pillar Strategy We Will Offer The Highest Quality Laboratory Testing and Most Compelling Value to Our Customers We Will Execute This Mission Through Our Five Pillar Strategy 4

Five Pillar Strategy Pillar One Deploy Cash to Enhance Footprint and Test Menu and to Buy Shares 5

Five Pillar Strategy—Pillar One Impressive FCF Per Share Trend Free Cash Flow Per Share • FCF Per Share CAGR of 16.8% from 2001 – 2011 6 $2.40 $3.11 $2.94 $3.32 $3.83 $4.68 $5.58 $6.85 $7.19 $7.46 $0.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 $8.00 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 Note: 2011 Free Cash Flow Per Share calculation above does not include the $49.5 million Hunter Labs settlement Free Cash Flow Per Share is a non-GAAP metric (see reconciliation of non-GAAP Financial Measures included herein) Free Cash Flow Per Share CAGR calculation uses 2001 data (2001 Free Cash Flow Per Share was $1.58)

Five Pillar Strategy—Pillar One Key Uses of Cash Key Uses of Cash • Acquisitions • Genzyme Genetics • Orchid Cellmark • Share Repurchase • $337 million in 2010 • $650 million in 2011 7

Five Pillar Strategy—Pillar One Genzyme Genetics Rebranding Two new names in specialized testing • As part of a broad rebranding of LabCorp’s specialty testing capabilities, we adopted the name Integrated Genetics for the reproductive portion of the Genzyme Genetics business and LabCorp’s legacy genetics business. • We adopted the name Integrated Oncology for the oncology portion of the Genzyme Genetics business and LabCorp’s legacy oncology business. 8

Five Pillar Strategy Pillar Two Enhance IT Capabilities To Improve Physician and Patient Experience 9

Five Pillar Strategy Pillar Three Continue to Improve Efficiency to Offer the Most Compelling Value in Laboratory Services 10

Five Pillar Strategy Pillar Four Scientific Innovation At Appropriate Pricing 11

Five Pillar Strategy Pillar Five Alternative Delivery Models 12

Recent Accomplishments Our Results • Profitable growth and capital deployment • Esoteric growth • Maintained price • Acquisitions • Improved IT and client connectivity • Beacon order entry rollout • Introduced LabCorp Patient Portal • Enhanced physician and patient experience • Continued efficiency programs • Increased throughput (specimens per employee up 40% since 2007) • Call center consolidation • Lowered bad debt • Furthered scientific leadership • Clearstone acquisition • New offerings in Women’s Health and companion diagnostics • Extended UnitedHealthcare contract through the end of 2018; multi-year extension of the Horizon contract 13

Note: During both the first quarter of 2010 and the first quarter of 2011, inclement weather reduced Adjusted EPS Excluding Amortization by approximately eight cents Full Year 2011 Results 14 Twelve Months Ended Dec 31, 2011 2010 +/(-) Revenue $5,542.3 $5,003.9 10.8% Adjusted Operating Income (1) $1,064.9 $1,016.5 4.8% Adjusted Operating Income Margin (1) 19.2% 20.3% -110 bp Adjusted EPS Excluding Amortization (1) $6.37 $5.98 6.50% Operating Cash Flow (2) $855.6 $883.6 -3.2% Less: Capital Expenditures ($145.7) ($126.1) 15.5% Free Cash Flow $709.9 $757.5 -6.3% (1) See Reconciliation of non-GAAP Financial Measures (included herein) (2) Operating Cash Flow was reduced by $49.5 million as a result of the Hunter Labs settlement Operating Cash Flow $855.6 Hunter Labs settlement $49.5 Adjusted Operating Cash Flow $905.1

Note: During the first quarter of 2011, inclement weather reduced Adjusted EPS Excluding Amortization by approximately eight cents. 15 First Quarter 2012 Results Three Months Ended Mar 31, 2012 2011 +/(-) Revenue $1,423.3 $1,368.4 4.0% Adjusted Operating Income (1) $283.5 $263.7 7.5% Adjusted Operating Income Margin (1) 19.9% 19.3% 60 bp Adjusted EPS Excluding Amortization (1) $1.74 $1.52 14.5% Operating Cash Flow $197.1 $215.3 -8.5% Less: Capital Expenditures ($34.2) ($29.4) 16.3% Free Cash Flow $162.9 $185.9 -12.4% (1) See Reconciliation of non-GAAP Financial Measures (included herein)

Stock Performance 16 Superior Five-Year Return • LabCorp shares: +18.3% • S&P Healthcare Index: + 2.7% • S&P 500 Index: - 7.1% -50% -40% -30% -20% -10% 0% 10% 20% 30% 40% LH S&P 500 S&P 500 Healthcare Stock Performance: April 20, 2007 – April 20, 2012 Source: First Call

Key Points • Critical position in health care delivery system • Attractive market • Consistent strategy • Excellent cash flow deployed to enhance strong competitive position • IT innovation to improve physician and patient experience • Most efficient provider delivering greatest value • Scientific leadership • Alternative delivery models • Track record of execution and success Conclusion 17

18 Reconciliation of non-GAAP Financial Measures Reconciliation of non-GAAP Financial Measures (In millions, except per share data) Twelve Months Ended Dec 31, Adjusted Operating Income 2011 2010 Operating income $ 948.4 $ 978.8 Restructuring and other special charges (1) (3) 116.5 37.7 Adjusted operating income $ 1,064.9 $ 1,016.5 Adjusted EPS Excluding Amortization Diluted earnings per common share $ 5.11 $ 5.29 Impact of restructuring and other special charges (1) (3) 0.72 0.26 Loss on divestiture of assets (2) 0.03 - Amortization expense 0.51 0.43 Adjusted EPS Excluding Amortization (4) $ 6.37 $ 5.98 Note: Please see footnotes for this reconciliation on slide 10

19 Reconciliation of non-GAAP Financial Measures - Footnotes Note: GENZYME GENETICS and its logo are trademarks of Genzyme Corporation and used by Esoterix Genetic Laboratories, LLC, a wholly-owned subsidiary of LabCorp, under license. Esoterix Genetic Laboratories and LabCorp are operated independently from Genzyme Corporation. 1) During the fourth quarter of 2011, the Company recorded net restructuring and other special charges of $10.6 million, consisting of $6.3 million in severance related liabilities and $1.7 million in net facility-related costs primarily associated with integration of the Orchid Cellmark and Genzyme Genetics acquisitions as well as internal cost reduction initiatives. The charges also included a $2.6 million write-off of an uncollectible receivable from a past installment sale of one of the Company’s lab operations. The after tax impact of these charges decreased net earnings for the three months ended December 31, 2011, by $6.5 million and diluted earnings per share by $0.06 ($6.5 million divided by 101.0 million shares). During the first nine months of 2011, the Company recorded restructuring and other special charges of $105.9 million ($66.3 million after tax). The restructuring charges included $18.8 million in net severance and other personnel costs along with $36.7 million in net facility-related costs primarily associated with the ongoing integration of the Clearstone, Genzyme Genetics and Westcliff acquisitions. The special charges also included $34.5 million ($49.5 million, net of previously recorded reserves of $15.0 million) relating to the settlement of the Hunter Labs litigation in California, along with $1.1 million for legal costs associated with the planned acquisition of Orchid Cellmark incurred during the second quarter of 2011, both of which were recorded in Selling, General and Administrative Expenses in the Company’s Consolidated Statements of Operations. The charges also included a $14.8 million write-off of an investment made in a prior year. For the year ended December 31, 2011, the after tax impact of these combined charges of $116.5 million decreased net earnings by $73.3 million and diluted earnings per share by $0.72 ($73.3 million divided by 101.8 million shares). 2) Following the closing of its acquisition of Orchid Cellmark Inc. (“Orchid”) in mid-December, the Company recorded a net $2.8 million loss on its divestiture of certain assets of Orchid’s U.S. government paternity business, under the terms of the agreement reached with the U.S. Federal Trade Commission. This non- deductible loss on disposal was recorded in Other Income and Expense in the Company’s Consolidated Statements of Operations and decreased net earnings for the three and twelve months ended December 31, 2011, by $2.8 million and diluted earnings per share by $0.03 ($2.8 million divided by 101.0 million shares and $2.8 million divided by 101.8 million shares, respectively). 3) During the fourth quarter of 2010, the Company recorded restructuring and other special charges of $13.6 million, consisting of $14.8 million in professional fees and expenses associated with acquisitions, which are recorded in Selling, General and Administrative Expenses in the Company’s Consolidated Statements of Operations; offset by a net restructuring credit of $1.2 million, resulting from the reversal of unused severance and facility closure liabilities. The after tax impact of these charges decreased net earnings for the three months ended December 31, 2010, by $8.3 million and diluted earnings per share by $0.08 ($8.3 million divided by 104.5 million shares). During the first nine months of 2010, the Company recorded restructuring and other special charges of $31.1 million ($19.1 million after tax), consisting of $10.9 million in professional fees and expenses associated with acquisitions; $7.0 million bridge financing fees (recorded as interest expense) associated with the signing of an asset purchase agreement for Genzyme Genetics; and $13.2 million severance related liabilities associated with workforce reduction initiatives For the year ended December 31, 2010, the after tax impact of these combined charges of $44.7 million decreased net earnings by $27.4 million and diluted earnings per share by $0.26 ($27.4 million divided by 105.4 million shares). 4) The Company continues to grow its business through acquisitions and uses Adjusted EPS Excluding Amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization will provide investors with better insight into the operating performance of the business. For the quarters ended December 31, 2011 and 2010, intangible amortization was $21.2 million and $19.6 million, respectively ($12.9 million and $12.0 million net of tax, respectively) and decreased EPS by $0.13 ($12.9 million divided by 101.0 million shares) and $0.12 ($12.0 million divided by 104.5 million shares), respectively. For the years ended December 31, 2011 and 2010, intangible amortization was $85.8 million and $72.7 million respectively ($52.4 million and $44.5 million net of tax, respectively) and decreased EPS by $0.51 ($52.4 million divided by 101.8 million shares) and $0.43 ($44.5 million divided by 105.4 million shares), respectively.

20 Reconciliation of non-GAAP Financial Measures Reconciliation of non-GAAP Financial Measures (In millions, except per share data) Three Months Ended Mar 31, Adjusted Operating Income 2012 2011 Operating income $ 287.1 $ 235.8 Restructuring and other special charges (1) (2) (3.6) 27.9 Adjusted operating income $ 283.5 $ 263.7 Adjusted EPS Excluding Amortization Diluted earnings per common share $ 1.63 $ 1.23 Impact of restructuring and other special charges (1) (2) (0.02) 0.16 Amortization expense 0.13 0.13 Adjusted EPS Excluding Amortization (3) $ 1.74 $ 1.52 Note: Please see footnotes for this reconciliation on the following slide

21 1) During the first quarter of 2012, the Company recorded a net credit of $3.6 million in restructuring and other special charges. The Company reversed previously established reserves of $3.8 million in unused severance and $2.4 million in unused facility-related costs. This net credit also includes charges of $1.7 million in severance and other personnel costs along with $0.9 million in facility- related costs primarily related to ongoing integration activities for Orchid and Genzyme Genetics. The after tax impact of the net credit increased net earnings for the quarter ended March 31, 2012, by $2.2 million and diluted earnings per share by $0.02 ($2.2 million divided by 99.1 million shares). 2) During the first quarter of 2011, the Company recorded restructuring and other special charges of $27.9 million. The charges included $4.0 million in severance and other personnel costs along with $9.8 million in facility-related costs associated with the integration of Genzyme Genetics. The charges also included a $14.8 million write-off of an investment made in a prior year. The after tax impact of these charges decreased net earnings for the quarter ended March 31, 2011, by $16.9 million and diluted earnings per share by $0.16 ($16.9 million divided by 103.2 million shares). 3) The Company continues to grow the business through acquisitions and uses Adjusted EPS Excluding Amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization provides investors with better insight into the operating performance of the business. For the quarters ended March 31, 2012 and 2011, intangible amortization was $21.4 million and $21.9 million, respectively ($13.1 million and $13.2 million net of tax, respectively) and decreased EPS by $0.13 ($13.1 million divided by 99.1 million shares) and $0.13 ($13.2 million divided by 103.2 million shares), respectively. Note: GENZYME GENETICS and its logo are trademarks of Genzyme Corporation and used by Esoterix Genetic Laboratories, LLC, a wholly-owned subsidiary of LabCorp, under license. Esoterix Genetic Laboratories and LabCorp are operated independently from Genzyme Corporation. Reconciliation of non-GAAP Financial Measures - Footnotes

22 Reconciliation of Free Cash Flow and Free Cash Flow Per Share (1) 2011 cash flows from operations excludes the $49.5 million Hunter Labs settlement payment (2) Free cash flow represents cash flows from operations less capital expenditures (3) Free cash flow per share represents free cash flow divided by the weighted average diluted shares outstanding at the end of each period presented Reconciliation of non-GAAP Financial Measures (In millions, except per share data) 2011 2010 2009 2008 2007 2006 2005 2004 2003 2002 Cash flows from operations1 $ 905.1 $ 883.6 $ 862.4 $ 780.9 $ 709.7 $ 632.3 $ 574.2 $ 538.1 $ 564.3 $ 444.9 Capital expenditures (145.7) (126.1) (114.7) (156.7) (142.6) (115.9) (93.6) (95.0) (83.6) (74.3) Free cash flow2 759.4 757.5 747.7 624.2 567.1 516.4 480.6 443.1 480.7 370.6 Weighted average diluted shares outstanding 101.8 105.4 109.1 111.8 121.3 134.7 144.9 150.7 154.7 154.2 Free cash flow per share3 $ 7.46 $ 7.19 $ 6.85 $ 5.58 $ 4.68 $ 3.83 $ 3.32 $ 2.94 $ 3.11 $ 2.40

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